As Filed With the Securities and Exchange Commission on August 20, 2012    Registration No. 333-[____________]

U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

GSE SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	52-1868008
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

1332 Londontown Blvd., Suite 200, Sykesville, MD 21784
(Address of Principal Executive Offices and Zip Code)

GSE SYSTEMS, INC. 1995 LONG-TERM INCENTIVE PLAN
(Full title of the plan)

Lawrence Gordon, Esq.
Senior Vice President and General Counsel
GSE Systems, Inc.
1332 Londontown Boulevard, Suite 200
Sykesville, MD 21784
Tel: (410) 970-7800
Fax: (410) 970-7997
 (Name, address, including zip code, and telephone number, including area code of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer □	Accelerated filer □	Non-accelerated filer (do not check if a smaller reporting company) □	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title	Amount	Proposed Maximum	Proposed Maximum	Amount Of
Of Securities To Be	To Be	Offering Price	Aggregate	Registration
Registered	Registered(1)	Per Share	Offering Price	Fee
Common Stock, $.01 par value	2,000,000 shares	$2.33 (2)	$4,660,000	$534.04

(1)
Includes 2,000,000 shares issuable pursuant to the registrant’s 1995 Long-Term Incentive Plan, as amended and restated effective June 14, 2011 (the “1995 Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also registers such additional shares of the registrant’s Common Stock as may become issuable in respect of the shares registered hereunder as a result of any stock split, stock dividend, recapitalization or similar transaction.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h)(1) under the Securities Act of 1933, as amended, on the basis of $2.33 per share, the average of the high and low price for the Common Stock on August 7, 2012 as reported by the NYSE MKT.

This registration statement shall become effective upon filing in accordance with Rule 462 under the Securities Act.

EXPLANATORY NOTE

GSE Systems, Inc. (the “Company”) initially filed a Registration Statement on Form S-8 (“Registration Statement”) with the Securities and Exchange Commission (the “Commission”) relating to the 1995 Long-Term Incentive Plan (the “1995 Plan”) on July 25, 1996 (File No. 333-08805).  In that filing, the Company registered 625,000 shares under the 1995 Plan.  Subsequently, the shareholders of the Company approved amendments to the 1995 Plan, which increased the number of shares the Company is authorized to issue under the 1995 Plan and on November 14, 2006, the Company filed a Registration Statement of Form S-8 (File No. 333-138702) with the Commission to register an additional 1,875,000 shares of Company Common Stock authorized for issuance under the terms and conditions of the 1995 Plan, as amended.  On April 15, 2008, the Company filed a Registration Statement on Form S-8 (file No. 333-150249) with the Commission to register an additional 1,000,000 shares of Company Common Stock authorized for issuance under the terms and conditions of the 1995 Plan, as amended and approved by the shareholders.

The Company is filing this Registration Statement to register an additional 2,000,000 shares of $0.01 par value Common Stock authorized for issuance under the terms and conditions of the 1995 Plan (as amended and restated effective June 14, 2011) and approved at the special meeting of the Company’s shareholders on June 14, 2011.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information *

Item 2.  Registrant Information and Employee Plan Annual Information.*

*  The information specified by Items 1 and 2 of Part I of this Registration Statement is omitted from this filing in accordance with the provisions of Rule 428 of the Securities Act and the Explanatory Note to Part I of Form S-8.

The documents containing the information specified in Part I of Form S-8, and the documents incorporated by reference herein pursuant to Item 3 of Part II of this Registration Statement which are incorporated by reference in the Section 10(a) prospectus, will be sent or given to participating employees, without charge, upon written or oral request by the employee as specified by Rule 428(b) of the Securities Act.  Employees should address their requests to GSE Systems, Inc., 1332 Londontown Blvd., Suite 200, Sykesville, MD 21784, Attention: Jeff Hough or via telephone to 410-970-7800.  Such documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Pursuant to General Instruction E to Form S-8, the contents of Registration Statement Nos. 333-08805, 333-138702, and 333-150249 are incorporated herein by reference except to the extent supplemented, amended or superseded by the information set forth herein. Only those Items of Form S-8 containing new information not contained in the earlier registration statements are presented herein.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The registrant is subject to the informational and reporting requirements of Sections 13(a), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). The following documents, which are on file with the Commission, are incorporated in this registration statement by reference:

(a) Our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed with the Commission on March 8, 2012.

(b) Our Quarterly Reports on Form 10-Q filed with the Commission on May 15, 2012 and August 13, 2012.

(c) Our Current Reports on Form 8-K filed with the Commission on January 6, February 29, March 8, March 9, May 15, and June 15, 2012.

(d) The description of the registrant’s Common Stock contained in the Company’s Registration Statement on Form S-3 (File No. 333-134569) filed with the Commission on October 20, 2006, including any amendments or reports filed for the purpose of updating such description.

All reports and other documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of the filing of such documents. For purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

To the extent that any proxy statement is incorporated herein by reference, such incorporation shall not include any information contained in such proxy statement which is not, pursuant to the Commission’s rules, deemed to be “filed” with the Commission or subject to the liabilities of Section 18 of the Exchange Act.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the General Corporation law of Delaware provides as follows:

145.  Indemnification of officers, directors, employees and agents; insurance.

(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees).

In accordance with the Delaware Law, Article VIII of the Company’s Third Amended and Restated Certificate of Incorporation contains a provision to limit the personal liability of the Company’s directors for violations of their fiduciary duty. This provision eliminates each director’s liability to the Company or its stockholders for monetary damages except (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware Law providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions, or (iv) for any transaction from which a director derived an improper personal benefit. The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any such actions involving gross negligence.

Pursuant to the Company’s 1995 Plan (as amended and restated effective June 14, 2011) and Article VII of the Company’s Third Amended and Restated Certificate of Incorporation, the Company’s directors, officers and employees are indemnified against all loss, cost, liability or expense resulting from any claim, action, suit or proceeding in which such persons are involved by reason of any action taken or failure to act under such plans.

The Company is insured for liabilities it may incur pursuant to its Third Amended and Restated Certificate of Incorporation relating to the indemnification of its directors, officers and employees. In addition, directors, officers and certain key employees are insured against certain losses which may arise out of their employment and which are not recoverable under the indemnification provisions of the Company’s Third Amended and Restated Certificate of Incorporation.

The Registrant has obtained directors’ and officers’ insurance to cover its directors, officers and some of its employees for certain liabilities, including public securities matters.

See also the undertakings set out in response to Item 9.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits

4
GSE Systems, Inc. 1995 Long-Term Incentive Plan, as amended and restated effective June 14, 2011 (incorporated by reference as an exhibit to the Company’s Form DEF 14A, filed with the Commission on April 29, 2011).

5	Opinion of Lawrence M. Gordon (filed herewith).
23.1	Consent of Lawrence M. Gordon (contained in Exhibit 5).
23.2	Consent of KPMG LLP (filed herewith).
24	Power of Attorney (included as part of the signature page of this Registration Statement).

Item 9. Undertakings.

(a).  The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b). The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c). Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sykesville, State of Maryland, on August 20, 2012.

GSE SYSTEMS, INC.

By:           /s/ James A. Eberle
James A. Eberle
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James A. Eberle and Jeffery G. Hough, and each of them, with full power of  substitution and reconstitution and each with full power to act for him and without the other, as his or her true and lawful  attorney-in-fact and agent, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange  Commission or any state, granting unto said attorneys-in-fact and agents,  and each of them, full power and  authority to do and perform each and every act and thing requisite and necessary to be done  in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.
/s/ James A. Eberle	Chief Executive Officer and Vice Chairman of the Board	August 20, 2012
James A. Eberle	(Principal Executive Officer)

/s/ Jeffery G. Hough	Senior Vice President and Chief Financial Officer (Principal Financial	August 20, 2012
Jeffery G. Hough	and Accounting Officer)

/s/ Jerome I. Feldman	Chairman of the Board	August 20, 2012
Jerome I. Feldman

/s/ Christopher Sorrells	Director	August 20, 2012
Christopher Sorrells

/s/ Dr. Sheldon L. Glashow	Director	August 20, 2012
Dr. Sheldon L. Glashow

/s/ Jane Bryant Quinn	Director	August 20, 2012
Jane Bryant Quinn

/s/ Dr. Roger Hagengruber	Director	August 20, 2012
Dr. Roger Hagengruber

/s/ Joseph W. Lewis	Director	August 20, 2012
Joseph W. Lewis

/s/ O. Lee Tawes, III	Director	August 20, 2012
O. Lee Tawes, III